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                                                                  Exhibit 99.01

                         [VendingData Corporation Logo]

Contact:   Jessica Neville                   or   Yvonne L. Zappulla
           Vice President                         Managing Director
           Marketing and Public Relations         Wall Street Investor Relations
           VendingData(TM)Corporation             Corp.
           702-733-7195 x121                      212-681-4108
           neville@vendingdata.com                Yvonne@WallStreetIR.com


           VendingData(TM)Corporation Announces Management Changes to
                      Forward its Strategic Business Plan

LAS VEGAS, NV--May 26, 2004-VendingData(TM) Corporation (AMEX: VNX), a world leading developer, manufacturer and distributor of security products for the gaming industry, today announced changes to its management as part of the continued implementation of its 2004 strategic business plan. John R. Spina, the Company's Chief Financial Officer, and Stacie L. Brown, the Company's Secretary and Corporate Counsel, have entered into voluntary separation agreements with the Company.

Mr. Doug Caszatt, the Company's controller, will assume the role of Acting Chief Financial Officer, effective immediately, while VendingData(TM) Corporation searches for a new chief financial officer.

VendingData(TM) Corporation's Chief Executive Officer Steven Blad stated, "These personnel changes represent further steps toward management's 2004 business plan that includes reducing operating expenses and certain operational reorganizations. We are reorganizing our financial and accounting roles and outsourcing most of our legal functions as part of this plan. We thank John Spina and Stacie Brown for their contribution to VendingData(TM)'s development to date and wish them well in their careers."

ABOUT VENDINGDATA(TM) CORPORATION

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop(R) System, Deck Checker(TM) and Random Ejection Shuffler(TM) line. The Company's products are currently installed in casinos throughout the United States, including Caesars Palace, Bally's, Paris Hotel and Casino, Caesars Tahoe, Circus Circus, Harrah's, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData(TM) Web site at http://www.vendingdata.com.

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This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual events to differ materially from expectations. Factors that could cause actual events to differ materially from expectations include, but are not limited to, the following: the unsuccessful implantation of the Company's 2004 business plan; the unsuccessful transition of our manufacturing and assembly to China; adverse changes in the level of consumer or commercial acceptance of the Company's existing and new products; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; unanticipated costs related to manufacturing, service, selling, administrative, product development and/or marketing; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving the Company, its products specifically or the gaming industry generally; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and internationally; compliance with foreign laws and regulations; and the risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission.


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